Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-148406 and 333-152854 on Form S-3 and 333-126066, 333-132749, 333-138715, 333-158923, 333-173880, 333-188240, 333-138715 “POS,” 333-203806 and 333-211213 on Form S-8 of our reports dated March 10, 2017, relating to the consolidated financial statements and financial statement schedule of Lincoln Educational Services Corporation and subsidiaries (the “Company”), and the effectiveness of Lincoln Educational Services Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Lincoln Educational Services Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 10, 2017